                                                                 Exhibit 10.21


                               ASSET PURCHASE AGREEMENT

                                     By and Among

                            ROCKY MOUNTAIN INTERNET, INC.,
                               a Delaware corporation,

                       STONEHENGE BUSINESS SYSTEMS CORPORATION
                               a Colorado corporation,

                                     TODD KEENER,
                                    an individual,

                                         and

                                   DANETTE KEENER,
                                    an individual














                                  November 30, 1998

                                  TABLE OF CONTENTS


ARTICLE I SALE AND PURCHASE OF SELLER'S ASSETS . . . . . . . . . . . . . . .1
     1.1  Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . .1
          (a)  Receivables . . . . . . . . . . . . . . . . . . . . . . . . .2
          (b)  Inventories . . . . . . . . . . . . . . . . . . . . . . . . .2
          (c)  Tangible Personal Property. . . . . . . . . . . . . . . . . .2
          (d)  Real Property . . . . . . . . . . . . . . . . . . . . . . . .2
          (e)  Contracts and Other Agreements Relating to the Business . . .2
          (f)  Books, Records, Lists and Other Data. . . . . . . . . . . . .2
          (g)  Licenses, Permits . . . . . . . . . . . . . . . . . . . . . .3
          (h)  Proprietary Rights. . . . . . . . . . . . . . . . . . . . . .3
          (i)  General Intangibles . . . . . . . . . . . . . . . . . . . . .3
          (j)  Other Assets. . . . . . . . . . . . . . . . . . . . . . . . .3
     1.2  Assumed Liabilities; No Assumption of Other Liabilities. . . . . .3
     1.3  Title to the Purchased Assets; Documents of Conveyance . . . . . .4
     1.4  Purchase Price; Adjustment . . . . . . . . . . . . . . . . . . . .4
     1.5  Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . .5
     1.6  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     1.7  Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     1.8  Proration of Revenues and Expenses . . . . . . . . . . . . . . . .7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. . . . . . . . . .8
     2.1  Authorization of Transaction . . . . . . . . . . . . . . . . . . .8
     2.2  Legal, Accounting and Other Fees and Expenses. . . . . . . . . . .8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . .8
     3.1  Organization, Qualification, and Corporate Power . . . . . . . . .9
     3.2  Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.3  Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.4  Authorization of Transaction . . . . . . . . . . . . . . . . . . 10
     3.5  Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.6  Financial Statements . . . . . . . . . . . . . . . . . . . . . . 10
     3.7  Events Subsequent to July 31, 1998.. . . . . . . . . . . . . . . 10
     3.8  Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . . . 13
     3.9  Legal Compliance . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.10 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.11 Real Property and Personal Property. . . . . . . . . . . . . . . 15
     3.12 Intellectual Property. . . . . . . . . . . . . . . . . . . . . . 15
     3.13 Tangible Assets. . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.14 Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

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     3.15 Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.16 Notes and Accounts Receivable. . . . . . . . . . . . . . . . . . 20
     3.17 Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . 20
     3.18 Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     3.19 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     3.20 Product Warranty . . . . . . . . . . . . . . . . . . . . . . . . 21
     3.21 Product Liability. . . . . . . . . . . . . . . . . . . . . . . . 21
     3.22 Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     3.23 Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . 22
     3.24 Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     3.25 Environmental, Health, and Safety Matters. . . . . . . . . . . . 24
     3.26 Certain Business Relationships with Seller . . . . . . . . . . . 26
     3.27 Relationships with Suppliers and Carriers. . . . . . . . . . . . 26
     3.28 Customers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     3.29 Legal, Accounting and Other Fees and Expenses. . . . . . . . . . 26
     3.30 Receipt of Disclosure Documents. . . . . . . . . . . . . . . . . 26
     3.31 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . 27
     4.1  Organization . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     4.2  Authorization of Transaction . . . . . . . . . . . . . . . . . . 27
     4.3  Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . 28
     4.4  Brokers' Fees. . . . . . . . . . . . . . . . . . . . . . . . . . 28
     4.5  Purchaser Common Stock . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE V COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     5.1  Pre-Closing Covenants. . . . . . . . . . . . . . . . . . . . . . 28
          (a)  General . . . . . . . . . . . . . . . . . . . . . . . . . . 28
          (b)  Notices and Consents. . . . . . . . . . . . . . . . . . . . 28
          (c)  Operation of Business . . . . . . . . . . . . . . . . . . . 29
          (d)  Preservation of Business. . . . . . . . . . . . . . . . . . 30
          (e)  Full Access . . . . . . . . . . . . . . . . . . . . . . . . 30
          (f)  Notice of Developments. . . . . . . . . . . . . . . . . . . 30
          (g)  Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . 30
          (h)  Repayment . . . . . . . . . . . . . . . . . . . . . . . . . 30
          (i)  Financial Statements. . . . . . . . . . . . . . . . . . . . 31
          (j)  Insurance Policies. . . . . . . . . . . . . . . . . . . . . 31

     5.2  Post-Closing Covenants . . . . . . . . . . . . . . . . . . . . . 31
          (a)  General . . . . . . . . . . . . . . . . . . . . . . . . . . 31
          (b)  Litigation Support. . . . . . . . . . . . . . . . . . . . . 31
          (c)  Transition. . . . . . . . . . . . . . . . . . . . . . . . . 32
          (d)  Confidentiality . . . . . . . . . . . . . . . . . . . . . . 32
          (e)  Non-Solicitation. . . . . . . . . . . . . . . . . . . . . . 33
          (f)  Covenant Not to Compete . . . . . . . . . . . . . . . . . . 34
          (g)  Release of Liens. . . . . . . . . . . . . . . . . . . . . . 34
          (h)  Public Information Requirement. . . . . . . . . . . . . . . 34

ARTICLE VI CONDITIONS TO OBLIGATION OF PARTIES TO CONSUMMATE CLOSING . . . 35
     6.1  Conditions to Obligation of Purchaser. . . . . . . . . . . . . . 35
     6.2  Conditions to Obligation of Shareholders and Seller. . . . . . . 37

ARTICLE VII REMEDIES FOR BREACH. . . . . . . . . . . . . . . . . . . . . . 37
     7.1  Survival of Representations and Warranties . . . . . . . . . . . 37
     7.2  Indemnification Provisions for Benefit of Purchaser. . . . . . . 38
     7.3  Indemnification Provisions for Benefit of Seller and
          Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     7.4  Matters Involving Third Parties. . . . . . . . . . . . . . . . . 39
     7.5  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     7.6  Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . 40

ARTICLE VIII TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . 41
     8.1  Termination of Agreement.  . . . . . . . . . . . . . . . . . . . 41
     8.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . 41

ARTICLE IX MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . 41
     9.1  Press Releases and Public Announcements. . . . . . . . . . . . . 41
     9.2  No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . 42
     9.3  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . 42
     9.4  Succession and Assignment. . . . . . . . . . . . . . . . . . . . 42
     9.5  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     9.6  Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     9.7  Notices    . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     9.8  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . 43
     9.9  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . 43
     9.10 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     9.11 Construction . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     9.12 Incorporation of Exhibits and Schedules. . . . . . . . . . . . . 44
     9.13 Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . 44

     9.14 Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     9.15 Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . 45

                                       EXHIBITS

Exhibit A -    Bill of Sale and Assignment Agreement
Exhibit B -    Seller and Shareholders Closing Certificate
Exhibit C -    Employment Agreement for Todd Keener
Exhibit D -    Employment Agreement for Danette Keener
Exhibit E -    Form of Opinion of Seller's and Shareholders' Counsel


                                      SCHEDULES


Schedule 1.1    -  Excluded Assets
Schedule 1.1(g) -  Licenses and Permits
Schedule 1.2    -  Assumed Liabilities
Schedule 1.3    -  Permitted Encumbrances
Schedule 1.7    -  Allocation Schedule
Schedule 3.1    -  Seller Articles of Incorporation; Bylaws; Officers and
                   Directors
Schedule 3.3    -  Required Notices and Consents
Schedule 3.10   -  Tax Matters
Schedule 3.11   -  Real and Personal Property
Schedule 3.12   -  Intellectual Property
Schedule 3.15   -  Contracts
Schedule 3.18   -  Insurance
Schedule 3.19   -  Litigation
Schedule 3.20   -  Product Warranties
Schedule 3.23   -  Employee Benefits
Schedule 3.24   -  Guaranties
Schedule 3.25   -  Environmental Health and Safety Matters
Schedule 3.26   -  Certain Business Relationships
Schedule 3.27   -  Supplier and Carrier Relationships
Schedule 3.28   -  Customers

                              ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of November 30, 1998, by and among ROCKY MOUNTAIN INTERNET, INC., a Delaware corporation (the "Purchaser"), STONEHENGE BUSINESS SYSTEMS CORPORATION, a Colorado corporation (the "Seller"), and TODD KEENER, an individual and a shareholder of Seller, DANETTE KEENER, an individual and a shareholder of Seller (collectively, the "Shareholders"), on behalf of themselves and the other shareholders of Seller. Purchaser, Seller and Shareholders are each individually referred to as a "Party" and collectively referred to as the "Parties."

                                       RECITALS

     A. Seller is engaged in the business of providing Internet and networking services (such business of Seller referred to herein as the "Business").

     B. Seller owns and leases certain assets and properties, real and personal, tangible and intangible, which are used by Seller in the conduct of the Business.

     C. Subject to the terms and conditions contained in this Agreement, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, substantially all of Seller's assets used in the operation of the Business (the "Acquisition").

                                      AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the representations, warranties, and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

                                      ARTICLE I
                         SALE AND PURCHASE OF SELLER'S ASSETS

     1.1 PURCHASED ASSETS. On the terms and subject to the conditions contained herein, Purchaser shall acquire from Seller at the Closing (as defined in Section 1.6 below) all of Seller's right, title and interest in and to all assets used by Seller in the Business existing as of the Effective Date (as defined in Section 1.6 below), except for the assets described on SCHEDULE 1.1 attached hereto (the "Excluded Assets"), free and clear of all liens, claims, security interests, encumbrances or rights of others, except for the Permitted Encumbrances (as defined in Section 1.3 below). Without limiting the generality of the foregoing, the assets to be purchased by Purchaser (collectively, the "Purchased Assets") shall include the following:

          (a) RECEIVABLES. All accounts receivable, notes receivable and similar receivables accruing from the Business and existing as of the Effective Date or accruing after the Effective Date.

          (b) INVENTORIES. All inventory items held by Seller and reflected on Seller's unaudited consolidated balance sheet as of the end of the month immediately preceding the Effective Date (the "Ending Balance Sheet"), plus any inventory items acquired by Seller in the ordinary course of business after the date of the Ending Balance Sheet but prior to Closing and minus any inventory items sold by Seller in the ordinary course of business after the date of the Ending Balance Sheet but prior to Closing. Inventory items shall include, without limitation, finished goods, work in progress, raw materials and supplies, but shall not include inventory items that are not saleable, are obsolete or are damaged.

          (c) TANGIBLE PERSONAL PROPERTY. All tangible personal property, such as equipment, machinery, tools, manufactured and purchased parts, supplies, furniture, fixtures, leasehold improvements, non-inventoried stores and supplies, trucks, vans, automobiles, forklifts, and other vehicles, computers and peripherals, any related documentation or manuals and Seller's rights under related warranties, and all maintenance and other operating supplies (whether inventoried or not) and other miscellaneous tangible personal property of Seller used in the Business, whether or not located at Seller's principal place of business at the Closing Date (as defined in Section 1.6 below) and whether or not reflected on the Ending Balance Sheet, a list of which is set forth on
SCHEDULE 3.11 (collectively, the "Personal Property").

          (d) REAL PROPERTY. All real property and interests in real property, such as leaseholds, subleaseholds, options or rights therein, and all plant, warehouse, office facilities, buildings, easements, rights of way and appurtenances thereon and thereto and other improvements and fixtures attached to such real property owned by Seller (collectively, the "Real Property"). All Real Property is identified as owned or leased and described on SCHEDULE 3.11 attached hereto.

          (e) CONTRACTS AND OTHER AGREEMENTS RELATING TO THE BUSINESS. All contracts (written or oral), licenses, leases, subleases, instruments, security interests and other agreements or arrangements of Seller that relate to the Business, including all agreements with customers, as set forth on SCHEDULE 3.15 attached hereto, and all insurance policies relating to the Purchased Assets, as set forth on SCHEDULE 3.18 attached hereto.

          (f) BOOKS, RECORDS, LISTS AND OTHER DATA. All files, books, records, invoices, accounts, surveys, customer lists and records, supplier lists, catalogs, price lists, marketing and advertising information, purchasing histories, profiles and materials, technical bulletins, books and records of account and other financial, customer and credit data, and all computer programs, software, source code, hardware, firmware, tapes and other materials used to store, record or produce such data, owned, leased or licensed by Seller and used in or useful to the Business; PROVIDED, HOWEVER, that the Purchased Assets shall not include the corporate charter or minute books of Seller.

          (g) LICENSES, PERMITS. All applicable governmental licenses, permits, approvals and authorizations that relate to the operation of the Business (to the extent transferable, a complete list of which is set forth on SCHEDULE 1.1(g).

          (h) PROPRIETARY RIGHTS. All technology, mechanical processes, computer software used in the Business (including all inventories of computer program code for such software, all third-party software licensed by Seller, any related documentation or manuals and Seller's rights under all related warranties), source code, data and documentation (including electronic media), trade secrets (technical and non-technical), know-how, customer lists, pricing and cost information, business and marketing plans and proposals and other confidential business information and proprietary rights, including, without limitation, inventions, patents, patent disclosures, copyrights, copyrightable works, trademarks, service marks, trade dress, logos, domain names, trade names, IP addresses, corporate names and licenses or other agreements to or with third parties regarding the foregoing, which are used in or useful to the Business (including applications and registrations and the goodwill associated with any such patent, copyright, trademark, service mark, trade dress, logo, domain name, trade name or corporate name and including the name "Stonehenge"), all other proprietary rights and all copies and tangible embodiments thereof (in whatever form or medium), along with all licenses and sublicenses granted and obtained with respect to such proprietary rights, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions. SCHEDULE 3.12 sets forth a complete list of such proprietary rights.

          (i) GENERAL INTANGIBLES. All general intangibles used by or useful to the Business including, without limitation, all goodwill as a going concern and any and all causes of action or claims of Seller against any third party that arose or will arise in connection with the Business prior to the Effective Date.

          (j) OTHER ASSETS. All other assets of Seller used in the conduct of the Business, whether or not reflected in the Ending Balance Sheet or on the books or records of Seller or the Business.

     1.2  ASSUMED LIABILITIES; NO ASSUMPTION OF OTHER LIABILITIES.

          (a) Notwithstanding anything to the contrary contained in this Agreement, except for the liabilities of Seller expressly set forth on SCHEDULE
1.2 (the "Assumed Liabilities"),
which Purchaser shall assume effective as of the Effective Date, Purchaser shall not assume or be liable for any of Seller's debts, liabilities and obligations of any nature whatsoever, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due and whether related to the Purchased Assets or otherwise, including but not limited to, all income and capital gains taxes incurred as a result of the transactions contemplated hereby, and costs, expenses and liabilities of the Business incurred on or prior to the Effective Date notwithstanding when any billing statement therefor is received (collectively, the "Liabilities"); and Seller shall retain and remain responsible for all such Liabilities.

          (b) Seller shall perform and discharge all obligations in respect of all its employees for its own account through the Closing Date including, without limitation, discharging all wages and salaries of the employees and all other costs and expenses related to their employment (including, without limitation, any taxes, accrued holiday pay, accrued bonus, and contributions to retirement benefit plans or other sums payable in respect of service prior to such date). The aggregate amount of any such obligations which arise on or after the Effective Date shall be included in the Seller's Reimbursement Amount (as defined in Section 1.8 below).

     1.3 TITLE TO THE PURCHASED ASSETS; DOCUMENTS OF CONVEYANCE. At the Closing, Seller shall convey all of its right, title and interest in and to the Purchased Assets to Purchaser, free and clear of all liabilities, obligations, liens, encumbrances and rights of others, excepting only the liens, claims, encumbrances or rights of others set forth on SCHEDULE 1.3 attached hereto (the "Permitted Encumbrances"). Title to the Purchased Assets shall be conveyed by Seller to the Purchaser pursuant to a Bill of Sale and Assignment Agreement, in the form of EXHIBIT A attached hereto, and by such other documents as are reasonably acceptable to counsel for Purchaser in accordance with the terms hereof. Each of the parties hereto agrees to use its best efforts to take or cause to be taken all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable, whether before or after Closing, to ensure that the transfer of title to the Purchased Assets to Purchaser occurs as contemplated hereunder.

     1.4  PURCHASE PRICE; ADJUSTMENT.

          (a) The purchase price for the Purchased Assets shall be $450,000, subject to adjustment as set forth in Section 1.4(b) below (the "Purchase Price").

          (b) By January 31, 1999, the Purchase Price shall be adjusted as follows: if, as of the Measurement Date (as defined below), the Business does not have at least 2,000 non-dedicated accounts and 13 dedicated access accounts delivering monthly revenues (including those generated by any new accounts established in the Yuma, Colorado and Sterling, Colorado markets after the Effective Date) of at least $45,200, with recurring monthly revenues of at least $41,200 (the "Recurring Revenue Target") and non-recurring monthly revenues of at least $4,000 (the "Non-Recurring Revenue Target") (with any recurring monthly revenues in excess of the Recurring Revenue Target to be counted toward the Non-Recurring Revenue Target), the Purchase Price shall be decreased by the amount equal to the sum of (i) the product of 9.15 times the amount by which the aggregate recurring monthly revenues are less than the Recurring Revenue Target (or zero, if the aggregate recurring monthly revenues meet or exceed the Recurring Revenue Target) and (ii) the amount by which the aggregate non-recurring monthly revenues are less than the Non-Recurring Revenue Target (or zero, if the aggregate non-recurring monthly revenues meet or exceed the Non-Recurring Revenue Target). The "Measurement Date" shall be the date on which the Business' customers are billed for services to be provided in the month of December 1998.

If the Parties, acting in good faith, are unable to agree upon the actual amounts of any adjustment to the Purchase Price pursuant to this Section 1.4(b) within thirty (30) days of the Measurement Date, then Seller and Purchaser shall each select an accounting firm and the two accounting firms selected shall select a third accounting firm (such third accounting firm referred to herein as the "Auditors") to conduct a review audit and determine such amounts in accordance with this Section 1.4(b). The decision of the Auditors shall be binding upon the Parties and the fees and expenses of the Auditors shall be borne equally by Seller and Purchaser.

     1.5  PAYMENT OF PURCHASE PRICE.

          (a) The Purchase Price shall be paid in the form of shares (the "Purchaser Shares") of Purchaser's common stock, par value $.001 per share (the "Purchaser Common Stock"), which shares shall be valued at the average of the closing trading prices of Purchaser's Common Stock on the Nasdaq SmallCap National Market for the ten (10) trading days immediately prior to the Effective Date. The Purchaser Shares issued shall be registered when issued under the Securities Act of 1933, as amended (the "Securities Act").

          (b)  The Purchase Price shall be paid as follows:

               (i)  80% of the Purchaser Shares shall be issued at Closing; and

               (ii) 20% of the Purchaser Shares shall be deposited (the "Escrow Deposit") with a mutually acceptable escrow agent (the "Escrow Agent") pursuant to the terms of an escrow agreement (the "Escrow

     Agreement") by and among Purchaser, Seller, the Shareholders and the Escrow Agent. The Escrow Deposit shall be distributed as follows:

                    (A) upon receipt of written notice from the Purchaser that all liens set forth as liens to be released in connection with the Acquisition on SCHEDULE 1.3 attached hereto have been released, the Escrow Agent shall distribute 50% of the Escrow Deposit to Seller;

                    (B)  upon receipt of written notice executed by Purchaser
               and            Seller setting forth the determination of the
               Purchase Price adjustment pursuant to Section 1.4(b) above, the Escrow Agent shall distribute to Purchaser the number of shares the value of which equals any downward adjustment of the Purchase Price (with such shares being valued in the same manner as set forth in Section 1.5(a) above; and

                    (C) within five (5) business days after the date which is eighteen (18) months after the Closing Date, Purchaser shall instruct the Escrow Agent to disburse to the Seller from the Escrow Deposit that number of Purchaser Shares remaining after reducing such number of shares by the number of shares the value of which equals the aggregate amount of any and all damages awarded to Purchaser as of such date pursuant to the provisions of this Agreement as a result of any breach of the Seller's and/or Shareholders' representations and warranties contained in this Agreement, provided, that Purchaser shall give prompt notice of any such breach to Seller and allow Seller and Shareholders ten (10) days from the date of such notice to cure such breach, so long as the ten-day cure period does not detrimentally affect Purchaser. Such shares shall be valued in the same manner as set forth in Section 1.5(a) above.

     1.6 CLOSING. The consummation of the transactions contemplated hereby (the "Closing") shall occur as soon as reasonably practicable after the date hereof, as determined by the Parties, at the offices of Purchaser's counsel, or by facsimile should the Parties so agree, to be effective as of November 1, 1998 (the "Effective Date"). The actual date of Closing is referred to herein as the "Closing Date."

     1.7 ALLOCATION. The Purchase Price shall be allocated among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule set forth on SCHEDULE 1.7 attached hereto.

     1.8  PRORATION OF REVENUES AND EXPENSES.

          (a) Seller shall be entitled to all revenues from, and responsible for all expenses incurred in connection with, the Purchased Assets prior to the Effective Date. Beginning the Effective Date, Purchaser shall be entitled to all revenues from, and responsible for all expenses incurred in connection with, the Purchased Assets.

          (b) Seller shall be entitled to reimbursement from Purchaser (i) for all expenses paid for by Seller on or after the Effective Date in connection with the Purchased Assets and (ii) for all expenses of the Business paid for by Seller prior to the Effective Date for periods on or after the Effective Date, including the pro rata post-October 31, 1998 portion of any expenses which properly apply to periods commencing prior to and ending on or after the Effective Date (such amounts collectively referred to herein as the "Seller's Reimbursement Amount").

          (c) Purchaser shall be entitled to receive from Seller all amounts received by Seller as prepayment for services provided to the customers of the Business subsequent to the Effective Date (the "Purchaser's Prepayment Share").

          (d) Within thirty (30) days after Closing, Seller shall provide Purchaser, for Purchaser's review and approval, a detailed accounting of all revenues and expenses of the Business, based upon which Seller and Purchaser shall calculate the Seller's Reimbursement Amount and the Purchaser's Prepayment Share. If the Seller's Reimbursement Amount is greater than the Purchaser's Prepayment Share, Purchaser, within ten (10) business days after such accounting, shall pay Seller in cash the amount by which the Seller's Reimbursement Amount exceeds the Purchaser's Prepayment Share. If the Purchaser's Prepayment Share is greater than the Seller's Reimbursement Amount, Seller, within ten (10) business days after such accounting, shall pay Purchaser in cash the amount by which the Purchaser's Prepayment Share exceeds the Seller's Reimbursement Amount.

          (e) In the event Seller and Purchaser are unable to agree on the calculations of the Seller's Reimbursement Amount and the Purchaser's Prepayment Share within the thirty-day period after Closing, they shall appoint the Auditors, selected according to the procedure set forth in
Section 1.4(b) above, to conduct a review audit and determine such amounts in accordance with this Section 1.8. The decision of the Auditors shall be binding upon Seller and Purchaser and the fees and expenses of the Auditors shall be borne equally by Seller and Purchaser.

                                      ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     To induce Purchaser to enter into this Agreement and consummate this transaction, each of the Shareholders, jointly and severally, represents and warrants to Purchaser that the statements contained in this Article II are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article II).

     2.1 AUTHORIZATION OF TRANSACTION. Shareholders have the legal capacity and the full power and authority to execute and deliver this Agreement and to perform the obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Shareholders, enforceable in accordance with its terms and conditions. Shareholders need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     2.2 LEGAL, ACCOUNTING AND OTHER FEES AND EXPENSES. All of Shareholders' legal, accounting and other fees, costs and expenses associated with this transaction shall be borne by them; provided, however, Purchaser and Seller shall share equally the costs associated with the Escrow Agreement. None of the Shareholders has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                                     ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF SELLER

     To induce Purchaser to enter into this Agreement and consummate this transaction, Seller and each of the Shareholders, jointly and severally, represent and warrant to Purchaser that the statements contained in this
Article III are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III).

     3.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required other than where the failure to be duly qualified would not have a material adverse effect. Seller has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it other than where the failure to have such would not have a material adverse effect. SCHEDULE 3.1 has attached thereto
(i) true and correct copies of the Seller's Articles of Incorporation and all amendments thereto; (ii) true and correct copies of the Seller's bylaws and all amendments thereto; and (iii) a list of the current directors and
officers of Seller.   Seller is not in default under or in violation of any
provision of its Articles of Incorporation or bylaws. Seller has no predecessors.

     3.2 SUBSIDIARIES. Seller has no direct or indirect interest in any corporation, partnership, limited liability company, joint venture or other entity. The Business is conducted by Seller and not through any other party or entity.

     3.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the Articles of Incorporation or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest upon any of its assets). Except as set forth on SCHEDULE 3.3, Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency or third party in order for the Parties to consummate the transactions contemplated by this Agreement, including without limitation the assignment of the contracts and other agreements set forth on
SCHEDULE 3.15.

     3.4 AUTHORIZATION OF TRANSACTION. Seller has the full power and authority to execute and deliver this Agreement and to perform the obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. This Agreement has been approved by the Board of Directors and the shareholders of Seller, and no other corporate proceedings are necessary to authorize Seller's execution and delivery of this Agreement or Seller's consummation of the transactions contemplated hereby. Seller has delivered, or prior to the shareholders' vote to approve the transactions contemplated hereby will deliver, to its shareholders copies of the Prospectus (as defined in Section 3.30 below), and Seller believes it has provided adequate information to its shareholders, with which its shareholders can make an informed decision regarding the approval of the transactions contemplated hereby.

     3.5 TITLE TO ASSETS. Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Ending Balance Sheet or acquired after the date thereof, free and clear of all liens, claims, security interests, encumbrances or rights of others, except for the Permitted Encumbrances.

     3.6 FINANCIAL STATEMENTS. Seller and Shareholders have provided or shall provide prior to Closing copies of the following financial statements (collectively, the "Financial Statements"): (i) unaudited financial statements for the fiscal years ended December 31, 1996 and 1997 and for the ten (10) months ended October 31, 1998; (ii) accounts payable and accounts receivable current within two (2) business days of Closing; and (iii) the Ending Balance Sheet. The Financial Statements have been prepared using the accrual method of accounting and accurately reflect the financial condition and operating results of Seller throughout the periods covered thereby.

     3.7 EVENTS SUBSEQUENT TO JULY 31, 1998. Since July 31, 1998, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Seller. Without limiting the generality of the foregoing since that date:

          (a) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

          (b) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 or outside the ordinary course of business;

          (c) Seller has not accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which Seller is a party or by which it is bound;

          (d) Seller has not imposed any security interest upon any of its assets, tangible or intangible;

          (e) Seller has not made any capital expenditure (or series of related capital expenditures) having either an individual cost in excess of $2,500, or an aggregate cost in excess of $10,000 or outside the ordinary course of business;

          (f) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, and acquisitions);

          (g) Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 or outside the ordinary course of business;

          (h) Seller has not delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

          (i) Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims);

          (j) Seller has not granted any license or sublicense of any rights under or with respect to any intellectual property;

          (k) there has been no change made or authorized in the Articles of Incorporation or bylaws of Seller;

          (l) Seller has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (m) Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (n) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

          (o) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

          (p) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (q) Seller has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

          (r) Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA") Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as such term is defined in ERISA Section 3(37)), or (iii) Employee Welfare Benefit Plan (as such term is defined in ERISA Section 3(l)) or material fringe benefit plan or program (each an "Employee Benefit Plan");

          (s) Seller has not made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

          (t) Seller has not made or pledged to make any charitable or other capital contribution;

          (u) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving Seller; and

          (v)  Seller has not committed to any of the foregoing.

     3.8 UNDISCLOSED LIABILITIES. Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving or that could give rise to any liability), except for (i) liabilities set forth on the face of the July 31, 1998 balance sheet (rather than in any notes thereto) and (ii) liabilities which have arisen after the July 31, 1998 balance sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     3.9 LEGAL COMPLIANCE. Seller, its predecessors and affiliates, have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state or local governments (and all agencies thereto), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure so to comply other than where the failure to comply would not have a material adverse effect.

     3.10 TAX MATTERS.  Except as set forth on SCHEDULE 3.10 :

          (a) Seller has filed all tax returns that it was required to file. All such tax returns were true, correct and complete in all respects. All taxes owed by Seller (whether or not shown on any tax return) have been paid.
 Seller currently is not the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any tax.

          (b) Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) Neither Shareholders nor any director or officer (or employee responsible for tax matters) of Seller expects any authority to assess any additional taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of Seller either (i) claimed or raised by any authority in writing or (ii) as to which the Shareholders, directors and officers (and employees responsible for tax matters) of Seller has knowledge based upon personal contact with any agent of such authority. SCHEDULE 3.10 lists all federal, state, and local income tax returns filed with respect to Seller for taxable periods ended on or after December 31, 1995, indicates those tax returns that have been audited, and indicates those tax returns that currently are the subject of audit. Shareholders have delivered to Purchaser correct and complete copies of all federal and state income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since December 31, 1995.

          (d) Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

          (e) Seller has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code
Section 280G. Seller has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662. Seller is not a party to any tax allocation or sharing agreement. Seller (i) has not been a member of an affiliated group filing a consolidated federal income tax return or (ii) has no liability for the taxes of any person under Reg.
Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract, or otherwise.

          (f) The unpaid taxes of Seller (i) did not, as of the Ending Balance Sheet, exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Ending Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its tax return.

     3.11 REAL PROPERTY AND PERSONAL PROPERTY. SCHEDULE 3.11 sets forth a list containing a description of all interests in Real Property (including, without limitation, leasehold interests) and Personal Property owned or leased by Seller and utilized in the conduct of the Business. Seller has good and marketable title to (or leasehold interests in) and rightful possession of all of its Real and Personal Property, tangible and intangible, including those reflected in the Ending Balance Sheet and all assets acquired by Seller since the date of the Ending Balance Sheet. Such Real and Personal Property are owned by Seller free and clear of any liens, encumbrances, security interests, claims or rights of another (including any rights of a subsidiary or other affiliate). Seller's systems are fully operational; and outdated or defunct equipment constitute an immaterial part of the Purchased Assets. The Purchased Assets reflected in the Ending Balance Sheet, and any fully-depreciated assets, acquired since the date of the Ending Balance Sheet, constitute all the assets of Seller and constitute all the assets and properties that are necessary to permit Purchaser to continue to conduct the Business after the Closing in the same manner in which the Business is presently being conducted. No covenants, easements, rights-of-way, or regulations of record impair the uses of the respective properties of Seller for the purposes for which they are now operated. The leases identified on
SCHEDULE 3.11 are in full force and effect and have not been breached or terminated, modified, amended or superseded by any agreement, contract or commitment not identified therein.

     3.12 INTELLECTUAL PROPERTY.

          (a) Seller owns or has the rights to use pursuant to license, sublicense, agreement, or permission all intellectual property necessary for the operation of the Business of Seller as presently conducted. Each item of intellectual property owned or used by Seller immediately prior to the Closing hereunder, as set forth on SCHEDULE 3.12, except for certain assets expressly excluded from this representation on SCHEDULE 3.12, will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken all necessary actions to maintain and protect each item of intellectual property that it owns or uses.

          (b) Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and Shareholders, directors and officers (and employees with responsibility for intellectual property matters) of Seller have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any intellectual property rights of any third party). To the knowledge of the Shareholders, directors and officers (and employees with responsibility for intellectual property matters) of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of Seller.

          (c) SCHEDULE 3.12 identifies each patent or registration which has been issued to Seller with respect to any of its intellectual property, identifies each pending patent application or application for registration which Seller has made with respect to any of its intellectual property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its intellectual property (together with any exceptions). Seller and Shareholders have delivered to Purchaser true, correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to Purchaser true, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. SCHEDULE 3.12 also identifies each trade name or unregistered trademark used by Seller in connection with its Business. With respect to each item of intellectual property required to be identified on SCHEDULE 3.12:

               (i) Seller possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

               (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Shareholders, directors and officers (and employees with responsibility for intellectual property matters) of Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (iv) Seller has not agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (d) SCHEDULE 3.12 identifies each item of intellectual property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission. The Seller and Shareholders have delivered to Purchaser true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of intellectual property required to be identified on SCHEDULE 3.12, except for certain assets expressly excluded from this representation on SCHEDULE 3.12:

               (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

               (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

               (vi) the underlying item of intellectual property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Shareholders, directors and officers (and employees with responsibility for intellectual property matters) of Seller, is threatened which challenges the legality, validity, or enforceability of the underlying item of intellectual property; and

               (viii) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (e) Except as set forth on SCHEDULE 3.12, Seller has no patents or registrations which have been issued to or applied for by Seller with respect to any of its intellectual property. Seller has not granted any licenses, agreements, or permission to any third party with respect to any of its intellectual property. SCHEDULE 3.12 identifies each domain name, IP address, trade name or unregistered trademark used by Seller in connection with any of its Business.

          (f) Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of its Business as presently conducted.

     3.13 TANGIBLE ASSETS. Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its Business as presently conducted. To the best knowledge of Seller and Shareholders, except for certain immaterial assets, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair, and is suitable for the purposes for which it presently is used, all subject to normal wear and tear.

     3.14 INVENTORY. The inventory of Seller consists of supplies, manufactured and purchased parts, and finished goods, all of which are merchantable and fit for the purpose for which it was procured or manufactured.

     3.15 CONTRACTS. SCHEDULE 3.15 lists the following contracts and all other material agreements related to the Business to which Seller is a party:

          (a) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $10,000 per annum;

          (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Seller, or involve consideration in excess of $10,000;

          (c)  any agreement concerning a partnership or joint venture;

          (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

          (e)  any agreement concerning confidentiality or noncompetition;

          (f) any agreement with Shareholders or their affiliates (other than Seller);

          (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of Seller's current or former directors, officers, and employees;

          (h)  any collective bargaining agreement;

          (i) any agreement under which it has advanced or loaned any amount to any of Seller's directors, officers, and employees outside the ordinary course of business;

          (j) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of Seller; or

          (k) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

Shareholders have delivered to Purchaser a true, correct and complete copy of each written agreement listed on SCHEDULE 3.15 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to on SCHEDULE 3.15. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect;
(ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect in identical terms following the consummation of the transaction contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

     3.16 NOTES AND ACCOUNTS RECEIVABLE. All loans, notes and accounts receivable of Seller are reflected properly on the books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, less an allowance for doubtful accounts of two percent (2%) of total accounts receivable on an annualized basis, and, except as set forth on SCHEDULE 1.3, are free and clear of any security interest, lien, encumbrance or other charge.

     3.17 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Seller.

     3.18 INSURANCE. SCHEDULE 3.18 sets forth the following, information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two (2) years:

          (a)  the name, address, and telephone number of the agent;

          (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (c)  the policy number and the period of coverage;

          (d)  the scope and amount of coverage; and

          (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) unless expressly excluded on SCHEDULE 3.18, the policy will continue to be legal, valid, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither Seller nor any other party to the policy is in breach or default (including, with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. SCHEDULE 3.18 describes any self-insurance arrangements affecting Seller.

     3.19 LITIGATION.  SCHEDULE 3.19 sets forth each instance in which Seller
(i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of Shareholders, directors and officers (and employees with responsibility for litigation matters) of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth on SCHEDULE 3.19 could result in a material adverse change in the business, financial condition, operations, results of operations, or future prospects of Seller. None of the Shareholders, directors and officers (and employees with responsibility for litigation matters) of Seller has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Seller.

     3.20 PRODUCT WARRANTY. To the knowledge of Shareholders and the directors, officers and management personnel of Seller, each product manufactured, sold, leased, or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no liability (and there is no basis for any present or to the knowledge of Shareholders and the directors, officers and management, future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. SCHEDULE 3.20 includes copies of the standard terms and conditions of sale or lease for Seller (containing applicable guaranty, warranty, and indemnity provisions).

     3.21 PRODUCT LIABILITY. To the knowledge of Shareholders and the directors, officers and management personnel of Seller, Seller has no liability (and there is no basis for any present or to the knowledge of Shareholders, its directors, officers and management future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving, rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller.

     3.22 EMPLOYEES. To the knowledge of the Shareholders, directors and officers (and employees with responsibility for employment matters) of Seller, no executive, key employee, or group of employees has any plans to terminate employment with Seller. Seller is not a party to or bound by any collective bargaining agreement, nor has Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Seller has not committed any unfair labor practice. None of the Shareholders, directors and officers (and employees with responsibility for employment matters) of Seller has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

     3.23 EMPLOYEE BENEFITS.

          (a) SCHEDULE 3.23 lists each Employee Benefit Plan that Seller maintains or to which Seller contributes.

               (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

               (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-l's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and Seller has received, within the last two
     (2) years, a favorable determination letter from the Internal Revenue Service, and since such date no terms or provisions of such Employee Benefit Plans have been modified, revoked or terminated in a manner that is inconsistent with the qualified plan status of such Plan. To the knowledge of Shareholders, directors and officers and employees responsible for Employee Benefit Plans are not aware of any facts that would result in disqualification of any Employee Benefit Plan.

               (v) Seller has no Employee Benefit Plan which is a defined benefit Employee Pension Benefit Plan.

               (vi) Shareholders have delivered to Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (b) With respect to each Employee Benefit Plan that Seller maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute there have been no Prohibited Transactions (as such term is defined in ERISA Section 406 and Code Section 4975) with respect to any such Employee Benefit Plan. To the knowledge of Shareholders, its directors, officers and employees responsible for employee benefits, no Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of Shareholders, directors and officers (and employees with responsibility for employee benefits matters) of Seller, threatened. None of the Shareholders, directors and officers (and employees with responsibility for employee benefits matters) of Seller has any knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

          (c) Seller does not contribute to, never has contributed to, or never has been required to contribute to any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

          (d) Seller does not maintain or has never maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

     3.24 GUARANTIES. Except as set forth on SCHEDULE 3.24 attached hereto, Seller is not a guarantor, nor is it otherwise liable for any liability or obligation (including indebtedness) of any other person.

     3.25 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.  Except as set forth on
SCHEDULE 3.25:

          (a) Seller and its affiliates have complied and are in compliance with all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, operation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect ("Environmental, Health, and Safety Requirements").

          (b) Without limiting the generality of the foregoing, Seller and its affiliates have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its Business. SCHEDULE 3.25 lists all such permits, licenses and other authorizations.

          (c) Neither Seller nor its affiliates have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

          (d) None of the following exists at any property or facility owned or operated by Seller: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

          (e) None of Seller or its affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property drainage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

          (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

          (g) Neither Seller nor its affiliates have, either expressly or by operation of law, assumed or undertaken any liability, including without rotation any obligation for corrective or remedial action, of any other person relating to Environmental, Health, and Safety Requirements.

          (h) No facts, events or conditions relating to the past or present facilities, properties or operations of Seller or its affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources drainage.

     3.26 CERTAIN BUSINESS RELATIONSHIPS WITH SELLER.  Except as set forth on
SCHEDULE 3.26, Shareholders and their affiliates have not been involved in any business arrangement or relationship with Seller within the past twelve (12) months, and Shareholders and its affiliates do not own any asset, tangible or intangible, which is used in the Business of Seller.

     3.27 RELATIONSHIPS WITH SUPPLIERS AND CARRIERS.  Except as set forth on
SCHEDULE 3.27, Seller has good relationships with its suppliers and network carriers and is not involved in any disputes, disagreements or proceedings involving any supplier or carrier.

     3.28 CUSTOMERS. SCHEDULE 3.28 sets forth a list of customers as of the date of the Ending Balance Sheet. Seller is not involved in any disputes, disagreements or proceedings involving any of such customers and, to Seller's and Shareholders' best knowledge, monthly attrition of customers will not exceed 2.1%.

     3.29 LEGAL, ACCOUNTING AND OTHER FEES AND EXPENSES. All of Seller's legal, accounting and other fees, costs and expenses associated with this transaction shall be borne by Seller; provided, however, Purchaser and Seller shall share equally the costs associated with the Escrow Agreement. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.30 RECEIPT OF DISCLOSURE DOCUMENTS. Seller has received and carefully reviewed, and understands the information contained in, the documents identified below (including the risk factors contained therein) and all other documents Seller has requested from Purchaser (collectively, the "Disclosure Documents"). In evaluating the suitability of the Acquisition and the resulting acquisition of the Purchaser Shares and all other rights, whether contingent or fixed, to receive Purchaser Shares (collectively the "Securities") (the Acquisition and resulting acquisition of the Securities hereinafter referred to as the "investment in the Securities"), Seller has not relied upon any representations or other information (whether oral or written) from Purchaser, its officers, directors, or employees or from any other person other than as set forth herein and in the Disclosure Documents.

     The Disclosure Documents shall include, but not be limited to, the following: (i) Purchaser's Annual Report on Form 10-KSB for the year ended December 31, 1997, (ii) Purchaser's Proxy Statement for its annual meeting held on March 12, 1998, (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, and Amendment to the Quarterly Report on Form 10-QSB/A-1 for the quarter ended March 31, 1998, (iv) a prospectus dated November 19, 1998 with respect to the Purchaser Shares to be issued pursuant to the terms of this Agreement (the "Prospectus"), (v) Current Reports on Form 8-K, dated June 5, 1998 (disclosing the acquisition of Infohiway, Inc., and the signing of an agreement and plan of merger with Internet Communications Corporation ("ICC")) and dated June 30, 1998 (disclosing the acquisition of Application Methods, Inc.), and Amendments No. 1 and No. 2 to the Current Report on Form 8-K/A dated June 5, 1998; and (vi) the press releases issued by ICC and Purchaser on or about October 14, 1998 with respect to claims asserted by ICC.


     3.31 DISCLOSURE.  The representations and warranties contained in this
Article III do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Article III not misleading.

                                      ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller and Shareholders that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

     4.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     4.2 AUTHORIZATION OF TRANSACTION. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions.

     4.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or any provision of its charter or bylaws.

     4.4 BROKERS' FEES. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or Shareholders could become liable or obligated.

     4.5 PURCHASER COMMON STOCK. When delivered to Seller at Closing, the Purchaser Common Stock will be duly and validly authorized and issued, fully paid and nonassessable, free from all stamp taxes, liens and charges and will have been issued in compliance with applicable federal and state securities laws.

                                      ARTICLE V
                                      COVENANTS

     5.1 PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) GENERAL. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VI below).

          (b) NOTICES AND CONSENTS. Seller will, and Shareholders will cause Seller to, give any notices to third parties, and Seller will, and Shareholders will cause Seller to, use its best efforts to obtain any third party consents, that are required or that Purchaser may request in connection with this transaction. Each of the Parties will (and Shareholders will cause Seller to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies.

          (c) OPERATION OF BUSINESS. After the date hereof, Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business without prior written consent from Purchaser. Without limiting the generality of the foregoing:

               (i) Seller will not authorize or effect any change in its Articles of Incorporation or bylaws;

               (ii) Seller will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock;

               (iii) Seller will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

               (iv) Seller will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation or create or suffer the creation of any other liability of Seller other than liabilities arising in the ordinary course of business;

               (v) Seller will not sell, dispose or otherwise transfer any of its assets, including without limitation waive any material rights or claims, or impose any security interest upon any of its assets;

               (vi) Seller will not make any capital investment in, make any loan to, or acquire the securities or assets of any other person;

               (vii) Seller will not make any change in employment terms for any of its directors, officers, and employees;

               (viii) Seller will not commit to any of the foregoing; and

               (ix) otherwise engage in any practice, take any action, or enter into any transaction of the sort described above or that would cause any condition, representation or warranty to be breached or to become untrue.

          (d) PRESERVATION OF BUSINESS. Seller will, and Shareholders will cause Seller to, keep its Business, properties and goodwill substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          (e) FULL ACCESS. Seller will permit, and Shareholders will cause Seller to permit, representatives of Purchaser to have full access (including providing introductions, where necessary to) all premises, properties, personnel, customers, lessors, licensors, vendors, supplies, creditors, books, records (including tax records), contracts, and documents of or pertaining to Seller. Seller will cause its independent accountants to make available their work papers with respect to Seller and to otherwise provide such assistance as is reasonably requested by Purchaser.

          (f) NOTICE OF DEVELOPMENTS. Seller and Shareholders will give prompt written notice to Purchaser of any adverse development causing a breach or a potential breach of any of the representations and warranties in Articles II and III above. No disclosure by Shareholders or Seller or discovery by Purchaser shall be deemed to amend or supplement any Schedule hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (g) EXCLUSIVITY. Seller will not, and Shareholders will not cause or permit Seller to (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Seller (including, any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Shareholders will not vote the shares of capital stock they own of the Seller in favor of any such acquisition structured as a merger, consolidation, or share exchange other than for this transaction. Seller and Shareholders will notify Purchaser immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          (h) REPAYMENT. At or before Closing, Shareholders and any of their affiliates shall repay all advances from and notes and receivables owing to Seller from such person.

          (i) FINANCIAL STATEMENTS. At Closing, Seller and Shareholders shall deliver Financial Statements certified by each of the Seller and Shareholders as true, correct and complete, and consistent with the books and records of Seller (which books and records are true, correct and complete).

          (j) INSURANCE POLICIES. At or before Closing, Seller shall have Purchaser named as an additional insured on all insurance policies covering the Purchased Assets.

     5.2 POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

          (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including, the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 13 below). Shareholders and Seller acknowledge and agree that from and after Closing Purchaser will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Business, with the exception of the corporate charter and minute books of Seller; provided, however, that all such documents, books and records shall for a period of three (3) years after the Closing be available to Seller and Seller's representatives, upon reasonable notice and at all reasonable times, for inspection, audit and examination for tax and accounting purposes.

          (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction accruing on or prior to the Closing Date involving Seller, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article VII below).

          (c) TRANSITION. Seller and Shareholders will not take any action that is designed, intended or could reasonably be expected to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Seller after Closing as it maintained with Seller prior to the Closing. Shareholders will refer all customer inquiries relating to the Business of Seller to Purchaser from and after the Closing.

          (d) CONFIDENTIALITY. Each of the Shareholders and Seller will treat and hold as confidential all of the confidential information of Purchaser (the "Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that Seller or any Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller or such Shareholder will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.2(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or such Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller or such Shareholder may disclose such Confidential Information to the tribunal; PROVIDED, HOWEVER, that Seller or such Shareholder shall use his/its best efforts to obtain, at the request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     Seller and each of the Shareholders acknowledge and understand that Confidential Information, including the existence of this Agreement, may include "material, non-public information," as the term is understood and interpreted under federal and state securities laws and rules. Seller and each of the Shareholders further acknowledge and understand that purchasing or selling securities while in possession of material non-public information may subject the purchaser, seller and/or person(s) who have provided such information to liability under such laws, including potential criminal liability. Seller and each of the Shareholders hereby agree that all Confidential

Information, whether furnished before or after the date of this Agreement, shall be treated confidentially.

          (e) NON-SOLICITATION. Seller and each of the Shareholders agree that, for a period of two (2) years after the Closing, he/she/it will not, in any manner whether with or without cause, directly or indirectly, either as owner, officer, employer, employee, independent contractor, stockholder, agent, principal, manager, employee, consultant, partner or otherwise (i) induce any employee, agent or contractor of Seller, Purchaser or an affiliate company thereof, other than the Shareholders, to terminate his, her or its employment, agency or contractor relationship with Purchaser or an affiliate company thereof, or (ii) hire or attempt to hire any employee, agent or contractor of Purchaser or an affiliate company thereof, other than the Shareholders.

     Seller and each of the Shareholders agree that, for a period of two (2) years after the Closing, he/she/it will not, in any manner, whether with or without cause, directly or indirectly, either as owner, officer, employer, employee, independent contractor, stockholder, agent, principal, manager, consultant, partner or otherwise, have any business or employment relationship with any customer of Seller and/or Purchaser without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, following written notice by Seller or Shareholder to Purchaser detailing the name of the customer and the nature of the proposed relationship. It shall not be unreasonable for Purchaser to withhold consent if such relationship could cause or result in any adverse or detrimental impact to Purchaser. The term "customer" includes, but is not limited to, persons or entities located within the Geographical Market (as defined below) who are customers of Seller or Purchaser, as the case may be.

     For purposes of this Agreement "Geographical Market" shall mean the United States, Mexico and Canada. Seller and each Shareholder hereby acknowledge that Purchaser is a full service, national communications company providing Internet access, local telephone service and IP telephone long distance service, Web development and hosting, network management, system integration and co-location services to clients and customers throughout the United States. Seller and each Shareholder further acknowledge that Purchaser plans expansions into the international market, including Mexico and Canada, and continued growth both within and outside the United States. Seller and each Shareholder further acknowledge that Purchaser's acquisition of the Purchased Assets as contemplated by this

Agreement evidences Purchaser's intent to integrate the Business and its operations as an integral part of Purchaser's plans for growth and expansion.

          (f) COVENANT NOT TO COMPETE. Seller and each Shareholder agree that, for a period of two (2) years following Closing, he/she/it will not, directly or indirectly, in any manner own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business headquartered in the State of Colorado that is substantially similar to the type of business conducted by Purchaser or any affiliate thereof; PROVIDED, HOWEVER, the foregoing shall not preclude Todd Keener from performing network management and/or system integration services for a company which is not a competitor of Purchaser or any of its affiliates. Notwithstanding the foregoing, Seller and each Shareholder shall be entitled to own stock in publicly traded companies whose products and/or services compete with those offered by Purchaser, so long as said ownership does not exceed two percent (2%) of any said publicly traded company.

     Seller and each Shareholder agree that the covenants he/she/it has made in this Section 5.2 are reasonable with respect to their duration, geographical area and proscription. Seller and each Shareholder further agree that the covenants he/she/it has made in this Section 5.2 shall be construed as an agreement independent of any other provision of this Agreement. Hence, the covenants made in this Section 5.2 shall survive the termination of this Agreement. Moreover, the existence of any claim or cause of action of Seller and/or Shareholders against Purchaser, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement by Purchaser of these covenants.

          (g) RELEASE OF LIENS. As soon as practicable upon Closing, Seller and Shareholders shall obtain releases of all liens on the Purchased Assets, as set forth on SCHEDULE 1.3 attached hereto, except for any that are Assumed Liabilities, and shall provide Purchaser with evidence of such releases satisfactory to Purchaser.

          (h) PUBLIC INFORMATION REQUIREMENT. Purchaser shall use its best efforts to comply with the current public information requirement of Rule 144(c) of the General Rules and Regulations promulgated under the Securities Act for two (2) years from the date of issuance of the Purchaser Shares.

                                      ARTICLE VI
           CONDITIONS TO OBLIGATION OF PARTIES TO CONSUMMATE CLOSING

     6.1 CONDITIONS TO OBLIGATION OF PURCHASER. The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) this Agreement and the Acquisition shall have received the requisite approval of the shareholders of Seller;

          (b) Seller shall have procured all third party consents as set forth on SCHEDULE 3.3;

          (c)  Seller shall have procured all necessary governmental consents;

          (d) all of the representations and warranties set forth in Articles II and III above shall be true and correct in all respects at and as of the Closing Date and Purchaser shall have received a certificate of Seller and the Shareholders in the form of EXHIBIT B hereto to that effect;

          (e) Shareholders and Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (f) Purchaser shall have received a network schedule listing all lines, carriers, rates, and all other pertinent information concerning Seller's network as of the date of the Ending Balance Sheet;

          (g) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Purchaser to own the Purchased Assets, (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (h) Seller shall deliver to Purchaser, a Certificate of the Secretary of Seller dated as of Closing certifying that the following are true, correct and complete copies and the originals thereof: Articles of Incorporation of Seller, as amended, and certified by the Colorado Secretary of State, bylaws

(as amended to date), resolutions of the board of directors recommending approval of the Acquisition and all transactions contemplated by this Agreement to the Shareholders and resolutions approving the Acquisition and all transactions contemplated by this Agreement;

          (i) Shareholders and Seller shall have delivered to Purchaser a certificate to the effect that each of the conditions specified above in this
Section 6.1 have been satisfied in all respects, in the form attached hereto as EXHIBIT B;

          (j) Todd Keener shall have delivered to Purchaser an Employment Agreement by and between him and Purchaser, substantially in the form attached hereto as EXHIBIT C;

          (k) Danette Keener shall have delivered to Purchaser an Employment Agreement by and between her and Purchaser, substantially in the form attached hereto as EXHIBIT D;

          (l) Purchaser shall have received from counsel to Seller an opinion in substantially the form attached hereto as EXHIBIT E addressed to Purchaser;

          (m)  Seller shall have terminated all of its employees;

          (n) Purchaser shall have procured the approval of its Boards of Directors of the Acquisition as contemplated by this Agreement;

          (o) Seller shall have at Closing at least 1,500 non-dedicated accounts and at least 9 dedicated access accounts delivering monthly revenues of at least $35,250, with recurring monthly revenues of at least $32,250;

          (p) Purchaser shall have received unaudited financial statements of Seller for the periods reasonably requested by Purchaser;

          (q) all actions to be taken by Shareholders and Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Purchaser; and

          (r   there shall have been no material adverse change in the business, financial condition, operations, results of operations or future prospects of Seller since July 31, 1998.

Purchaser may waive any condition specified in this Section 6.1 only if it executes a writing so stating, at or prior to the Closing. Purchaser's knowledge of a breach of a representation, warranty or covenant shall not be considered as a waiver of any of the above conditions.

     6.2 CONDITIONS TO OBLIGATION OF SHAREHOLDERS AND SELLER. The obligation of Shareholders and Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (a) each of the representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date;

          (b) Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; and

          (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

Shareholders and Seller may waive any condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing.

                                     ARTICLE VII
                                 REMEDIES FOR BREACH

     7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until three (3) years from the date of Closing.

     7.2 INDEMNIFICATION PROVISIONS FOR BENEFIT OF PURCHASER. Seller and Shareholders shall indemnify, defend and hold harmless Purchaser and its officers, directors, employees, partners, shareholders, agents and affiliates and the officers, directors, employees, partners, shareholders and agents of such affiliates (collectively, the "Purchaser Indemnified Parties") from and against the entirety of any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, interest and fees, including court costs and attorneys' fees and expenses ("Adverse Consequences") the Purchaser Indemnified Parties may suffer (including any Adverse Consequences suffered after the making of any claim for indemnification or after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by any of the following (i) Shareholders' or Seller's breach (or the allegation by any third party of facts that, if true, would mean either has breached) of any of the representations, warranties, and covenants contained in this Agreement; (ii) except as expressly provided herein to the contrary, any liability or obligation of any nature, accruing prior to the Closing Date; (iii) any claim by any shareholder or Seller with respect to the transactions contemplated by this Agreement, except for any claim arising out of a breach by Purchaser of its representations, warranties or obligations hereunder; and (iv) any actions, judgments, costs and expenses (including reasonable attorney fees and all other reasonable expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing; PROVIDED, HOWEVER, that Seller and Shareholders shall not have any obligation to indemnify the Purchaser Indemnified Parties from and against any such Adverse Consequences until such Adverse Consequences in aggregate exceed $1,000 (at which point Seller and Shareholders will be obligated to indemnify the Purchaser Indemnified Parties from and against all such claims for indemnification relating back to the first dollar). Each Purchaser Indemnified Party will give prompt notice to Seller of any claim or condition to which the foregoing indemnification covenant relates.

     7.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER AND SHAREHOLDERS. In the event Purchaser breaches (or in the event any third party alleges facts that, if true, would mean either has breached) any of its representations, warranties, and covenants contained herein, then Purchaser shall indemnify Seller and Shareholders (collectively, the "Seller Indemnified Parties") from and against the entirety of any Adverse Consequences the Seller Indemnified Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller Indemnified Parties may suffer after the end of any applicable survival period) resulting, from, arising, out of, relating to, in the nature of, or caused by the breach (or the alleged breach); PROVIDED; HOWEVER, that Purchaser shall not have any obligation to indemnify the Seller Indemnified Parties from and against any such Adverse Consequences until such Adverse Consequences in aggregate exceed $1,000 (at which point Purchaser will be obligated to indemnify the Seller Indemnified Parties from and against all such claims for indemnification relating back to the first dollar). Each Seller Indemnified Party will give prompt notice to Purchaser of any claim or condition to which the foregoing indemnification covenant relates.

     7.4  MATTERS INVOLVING THIRD PARTIES.

          (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article VII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. Notwithstanding anything herein to the contrary, the Indemnifying

Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

          (d) In the event any of the conditions in Section 7.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending AGAINST the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VII.


     7.5 REMEDIES. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to Seller, or the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Purchaser shall be entitled, but not required, to setoff any amounts due either pursuant to this Article VII against any and all amounts payable to Seller and Shareholders under this Agreement or otherwise.

     7.6 ARBITRATION. If the Parties are unable to resolve any dispute arising under this Article VII, then such dispute shall be settled by arbitration by a panel of three (3) arbitrators, all of whom shall be persons with at least ten
(10) years' experience in significant corporate, business or accounting matters and familiar with the purchase and sale of business concerns, in accordance with the rules of the American Arbitration Association. The expenses of the prevailing party, including attorneys' fees and arbitration expenses, shall be paid by the losing party. If each party prevails in part, the arbitrators will determine the appropriate allocation of expenses among the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties may pursue all other remedies with respect to any claim not subject to arbitration.

                                     ARTICLE VIII
                                     TERMINATION

     8.1 TERMINATION OF AGREEMENT. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after receiving the Requisite Shareholders Approval) as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

          (b) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing Date (i) in the event Seller or Shareholders has breached any representation, warranty, or covenant contained in this Agreement or (ii) if the Closing shall not have occurred on or before December 31, 1998, by reason of the failure of any condition precedent under
Section 6.1 hereof (unless the failure results primarily from a breach by Purchaser of any representation, warranty, or covenant contained in this Agreement). Purchaser's knowledge of the existence of a condition that would entitle Purchaser to so terminate this Agreement shall not be construed as a waiver of its rights to so terminate at any later date prior to the Closing Date.

     8.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 8.1(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach), except that the provisions contained in Section 5.2 above shall survive termination.

                                      ARTICLE IX
                                    MISCELLANEOUS

     9.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Seller shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Purchaser both before and after Closing.

     9.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     9.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     9.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Purchaser and Seller.

     9.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     9.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly given, if addressed to the intended recipient as set forth below, (i) two (2) business days after it is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, (ii) upon delivery, if personally delivered, (iii) upon confirmation of transmission, if sent via facsimile, or (iv) one (1) day after it is sent, if sent via overnight courier:

          If to Purchaser:    Rocky Mountain Internet, Inc.
                              1099 18th Street, 30th Floor
                              Denver, Colorado 80202
                              Attn:  Douglas H. Hanson, President, CEO
                                     and Chairman
                              Facsimile:  (303) 313-0698

         Copy to:       Jacobs Chase Frick Kleinkopf & Kelley LLC
                        1050 17th Street, Suite 1500
                        Denver, Colorado 80265
                        Attn:  Matthew R. Perkins, Esq.
                        Facsimile:  (303) 685-4869

         If to Shareholders or Seller:  Stonehenge Business Systems Corporation
                                        7340 South Alton Way, Unit F
                                        Englewood, Colorado  80112
                                        Attn:  Todd and Danette Keener
                                        Facsimile:  (303) 267-0441

         Copy to:       Julian M. Izbiky, Esq.
                        7400 East Caley Avenue, Suite 300
                        Englewood, Colorado 80111
                        Facsimile:  (303) 850-7081

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

     9.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing, and signed by Purchaser, the Shareholders and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     9.11 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring, any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     9.12 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     9.13 SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Denver, Colorado in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7 above. Nothing in this Section 9.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

     9.14 EXPENSES. Each of the Parties acknowledges that all costs and expenses (including legal fees and expenses) incurred by such Party in connection with this Agreement and the transactions contemplated hereby are the sole responsibility of such Party and shall be paid by such Party.

     9.15 TRANSFER TAXES. The Purchaser shall pay any state sales, use or transfer tax incurred in connection with the sale of the Purchased Assets to the Purchaser.


                                     * * * * * *

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                   ROCKY MOUNTAIN INTERNET,
                                   INC., a Delaware corporation


                                   By:  /s/ Douglas H. Hanson
                                      -------------------------
                                        Douglas H. Hanson,
                                        President, CEO,
                                          and Chairman


                                   STONEHENGE BUSINESS
                                   SYSTEMS CORPORATION, a
                                   Colorado corporation


                                   By:  /s/ Todd Keener
                                      -------------------------
                                   Name:  Todd Keener
                                        -----------------------
                                   Title: President
                                         ----------------------

                                   SHAREHOLDERS

                                   /s/ Todd Keener
                                   ----------------------------
                                   Todd Keener


                                   /s/ Danette Keener
                                   ----------------------------
                                   Danette Keener